Exhibit 3.04

AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF
GROUP 1 SOFTWARE, INC.

     FIRST. The name of the corporation is Group 1 Software, Inc.

     SECOND. The registered office of the corporation in the State of Delaware is located at Harvard Business Services, Inc., 25 Greystone Manor, in the City of Lewes, County of Sussex. The name of its registered agent is Harvard Business Services, Inc., 25 Greystone Manor, Lewes, Delaware 19958.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The names and mailing address of the persons who are to serve as directors until the next annual meeting of stockholders or until their successors are elected are:

Name	Mailing Address
Robert S. Bowen	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Thomas S. Buchsbaum	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Richard H. Eisenberg	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Ronald F. Friedman	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
James V. Manning	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
James P. Marden	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Charles A. Mele	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Charles J. Sindelar	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844
Bruce J. Spohler	4200 Parliament Place
Suite 600
Lanham, Maryland 20706-1844

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     FIFTH.  The corporation shall have the authority to issue the following classes of stock:

(1)   a total of fifty million (50,000,000) shares of Common Stock, each of such shares having a par value of $.50 per share; and

(2)   a total of one million, two hundred thousand (1,200,000) shares of Preferred Stock, each of such shares having a par value of $.25 per share to be issued (i) in such series and with such designations, powers, preferences, rights, and such qualifications, limitations or restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the Delaware Corporation Law for any such series of Preferred Stock, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution or resolutions, provided that the aggregate number of all shares of Preferred Stock issued does not exceed the number of shares of Preferred Stock authorized hereby.

     SIXTH.  Bylaws may be adopted, amended or repealed by a vote of 80% of the outstanding stock of the corporation entitled to vote thereon. Bylaws may also be adopted, amended or repealed by the Board of Directors as permitted by law. Notwithstanding the foregoing, any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than 80% of the directors.

     SEVENTH.  The number of members of the Board of Directors shall consist of not less than three. The exact number of directors in accordance with the minimum limitation specified herein may be fixed from time to time by resolution of a majority of the Board of Directors then in office or by the stockholders at the annual stockholders’meeting. The Board shall be divided into three classes: Class I, Class II and Class III. Each class will be as nearly equal in number of directors as possible. Each director will serve for a term ending on the third annual stockholders’meeting following the annual stockholders’meeting at which the director was elected. Each director will serve until his successor shall have been duly elected and qualified, unless he resigns, becomes disqualified, becomes disabled or is otherwise removed.

     At each annual election, directors chosen to succeed those whose terms expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director continuing to serve as such will continue in the class of which he is a member until the expiration of his current term or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes be as nearly equal in number of directors as possible, be allocated to two or more classes, the Board shall allocate it to the class whose term of office is due to expire at the next earliest date.

     EIGHTH.  The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

1. The Board of Directors of the corporation is hereby empowered to authorize and direct the issuance from time to time of its shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

2. No holder of stock of any class shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend.

3. Any director individually, or any firm of which any director may be a member, or any corporation or association of which any director may be an officer or director or in which any director may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, and in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, that in case a director, or a firm of which a director is a member, or is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. Any director of the corporation who is also a director or officer or interested in such other corporation or association or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or not so interested or a member of a firm so interested.

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4. Any contract, transaction or act of the corporation or of the directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall so far as permitted by law be as valid and as binding as though ratified by every stockholder of the corporation.

5. Unless the Bylaws otherwise provide, any officer or employee of the corporation (other than a director) may be removed at any time with or without cause by the Board of Directors or by any committee or superior officer upon whom such power of removal may be conferred by the Bylaws or by authority of the Board of Directors.

     NINTH.  By vote of the stockholders of the corporation, the stockholders have (i) determined that it is in the best interests of the corporation and its stockholders to obtain services on the Board of Directors of the corporation of persons who have extensive experience with respect to the acquisition of businesses, (ii) determined that, since persons who have such experience often serve as directors and/or officers of other publicly-held companies, in order to obtain the services of such persons as directors of the corporation, it is necessary to provide clear guidelines to and protection for such persons with respect to any potential conflict of interest which may arise with respect to acquisition prospects which may come to their attention and (iii) approved the following provisions to delineate the duties of certain directors toward the corporation with respect to acquisition prospects:

(a) An Outside Director (as hereinafter defined) shall not be obligated to present to the corporation any Acquisition Prospect which has come to the attention of such Outside Director (as hereinafter defined) prior to the date on which he becomes a director of the corporation.

(b) An Outside Director shall be required to present to the corporation only those Acquisition Prospects which (i) are directly related to the existing businesses as of the date hereof of Group 1 Software, Inc., a Delaware corporation (“Group 1”), of providing systems and software for non-industry specific list and mail management and marketing program support or the existing businesses as of the date hereof of ADMS, Inc., a Delaware corporation, of custom data processing to direct marketers and large volume mailers, database maintenance to direct marketers and large volume mailers, predictive modeling for direct mailers and large volume mailers, graphics and laser printing services (but excluding, in the case of both Group 1 and ADMS, Inc., any such businesses to the extent related to the pharmaceutical or healthcare industry and any such businesses if no longer engaged in by Group 1 or ADMS, Inc.) and (ii) did not come to the attention of the Outside Director in his capacity as an officer or director of Medco Containment Services, Inc., a Delaware corporation (“Medco”), or any of its present or future subsidiaries or any successor to Medco or any such subsidiary.

     Each of the foregoing limitations on the obligations of an Outside Director to present an Acquisition Prospect to the corporation shall be deemed to be an independent limitation; if any of the preceding provisions shall be held to be illegal or unenforceable, the remaining provisions shall continue in full force and effect. Nothing herein shall be deemed to limit in any manner the fiduciary obligations of any Outside Director with respect to consideration of or action taken by the Board of Directors in respect of any Acquisition Prospect presented to the corporation.

     As used in this ARTICLE, the following terms shall have meanings as set forth below:

     “Outside Director” shall mean a person who is a director (but not an officer) of the corporation or any of its subsidiaries and who is also an officer and/or director of Medco or any of its present or future subsidiaries or any successor to Medco or any such subsidiary.

     “Acquisition Prospect” shall mean any proposal for the acquisition of a business, whether in the form of a merger, or the acquisition of assets, securities or otherwise.

     TENTH.  (a) A director of the corporation, or the entire Board of Directors of the corporation, may be removed by the stockholders without cause only upon the affirmative vote of the holders of not less than 80% of the stock entitled to vote upon the election of directors.

     (b)  A director may be removed for cause only by the affirmative vote of the holders of a majority of the stock entitled to vote upon his election.

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     (c)  As used herein, “cause”for the removal of a director shall be deemed to exist if (i) there has been a finding by not less than 80% of the entire Board of Directors that cause exists and the directors have recommended removal to the stockholders, or (ii) any other cause defined by law.

     ELEVENTH.  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article ELEVENTH becomes effective.

     TWELFTH.  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, SEVENTH, EIGHTH, TENTH, ELEVENTH and this article TWELFTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of the corporation.

     THIRTEENTH.  That said restatement and amendment was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

Signed and attested to this ___ day of November, 2000.

—————————————— Name: Robert S. Bowen Title: Chief Executive Officer

Attest: ——————————— Name: Edward Weiss Title: Secretary